EXHIBIT 99
Contact: Katie Powell
(617) 368-5035
BOSTON BEER REPORTS
RECORD THIRD QUARTER DEPLETIONS
BOSTON, MA (11/4/10) — The Boston Beer Company, Inc. (NYSE: SAM) reported a third quarter core product depletions increase of 7% as compared to the third quarter of 2009. Net income for the third quarter was $15.4 million, or $1.09 per diluted share, an increase of $5.0 million, or $0.37 per diluted share, from the third quarter of 2009, primarily due to increased core shipment volume, partially offset by increased selling and general and administrative expenses. Net revenue for the third quarter of 2010 was $124.5 million, an increase of $15.7 million, or 14%, over the same period last year, mainly due to increases in core products shipment volume.
Jim Koch, Chairman and founder of the Company, commented, “We achieved depletions growth of 7% in the third quarter, and total depletions grew to 8.5 million case equivalents. This record third quarter for total depletions is due to our strong sales execution and continued support from our wholesalers and retailers. While we are pleased with the results, depletions growth in the quarter slowed from the first-half growth rates due to tougher year-on-year comparisons and the timing of certain promotional activities. We continue to see expanded distribution of domestic specialty brands and local craft brands, which is increasing competition in the category. We are happy with the health of our brand portfolio and remain positive about the future of craft beer.
We have started testing a Freshest Beer Program with two wholesalers to reduce wholesaler inventory and improve the freshness of our beers in those markets. Wholesalers typically carry four to five weeks of packaged inventory and three to four weeks of draft inventory. Our goal is to reduce this through better on-time service, forecasting, production planning and cooperation with the wholesalers. We believe that in the long term this program will improve the quality of our beer in the market and reduce costs and improve efficiency at our breweries and in the distribution system. We are excited by the opportunity this Freshest Beer Program presents and intend to continue to learn and, if successful, expand testing to cover more of our volume.”
Key highlights of the third quarter were:
•	Depletions growth of 7% for the quarter and 11% year to date.

•	Core shipments increase of 14% for the quarter and 13% year to date.

•	Core gross margin improvement for the quarter to 56% from 54% in the prior year.

•	Total selling, general and administrative expense increase of $3.3 million in the third quarter, reflecting the increased investment behind the Company’s brands.

•	Estimate of full-year earnings per diluted share for 2010 remains between $2.85 and $3.15, consistent with previous guidance.

Martin Roper, the Company’s President and CEO, stated, “We believe we performed well in the third quarter and that the business continues to be healthy and may be responding to our increased investments in local marketing and point of sale and increases in sales force personnel. We have been working hard to grow the business and have seen improving trends in September and October. We have increased our expectations for full-year depletions growth to between 9% and 11% to reflect this improvement. We have continued to increase our investment in our sales force and other brand support activities in order to maintain our momentum.
As we look forward to 2011, we expect to increase our sales force and brand support levels further to address the increasing competitive activity and to grow our brands appropriately given the opportunities we see. It is possible that these decisions might result in slower earnings growth in 2011, as we may forsake some earnings in the short term in order to build our organizational capabilities and support our brands at appropriate levels.
In our test of improving the freshness of our beers at wholesalers, we have successfully reduced the participating wholesalers’ inventories by approximately two weeks, resulting in fresher beer being delivered to retail. We are evaluating these markets for any unexpected effects and the overall business benefit of this program, but at this point in time we are happy with the tradeoffs we see. We are exploring what is required to support expanding this program to more wholesalers and would hope, if the outcomes continue to be positive for our wholesalers and ourselves, to support 50% of our volume by the end of 2011 with our Freshest Beer Program. If successful, we would expect 2011 shipments to be lower than 2011 depletions by approximately the amount of the inventory reduction achieved.”
3rd Quarter Results
Core shipment volume for the three months ended September 25, 2010 was approximately 613,000 barrels, a 14% increase versus the same period in 2009. The increase in shipments for the quarter is due primarily to increases in Samuel Adams® Seasonals, Twisted Tea® and the Samuel Adams® Brewmaster’s Collection, partially offset by declines in Sam Adams Light®. Total Company depletions in the third quarter increased 7%, due primarily to increases in Twisted Tea® and Samuel Adams® Seasonals.
Bill Urich, Boston Beer Company CFO, said, “Our third quarter 2010 gross margin of 56% represented an increase of 2 percentage points over our third quarter 2009 gross margin. The increase reflects the lower brewing and packaging costs per core barrel at our Pennsylvania Brewery resulting from our cost savings initiatives, and pricing increases of approximately 1%. Third quarter margins were higher than our full year target of 54% due to the positive impact of volume seasonality on gross margins per barrel in the third quarter.”
Mr. Urich continued, “We continue to maintain a strong cash position, with $53.2 million in cash as of September 25, 2010. This is slightly lower than the second quarter balance, due to repurchasing approximately $21.7 million of shares under our stock repurchase program during the quarter.”

The Company’s net income of $15.4 million, or $1.09 per diluted share, for the three months ended September 25, 2010 represents an increase of $5.0 million, or $0.37 per diluted share, from the same period last year. The increase in net income is primarily due to increases in core products shipment volume, partially offset by higher selling and general and administrative expenses. Third quarter 2010 advertising, promotional and selling expenses were $1.9 million higher than those incurred in the third quarter of 2009, primarily as a result of increased investments in point of sale materials and local marketing, as well as higher costs for additional sales personnel. General and administrative expenses increased $1.4 million during the quarter as compared to the prior year, due to increased salaries and benefits costs and legal expenses, as well as the timing of certain other consulting and administrative costs. The Company’s effective tax rate for the third quarter of 2010 decreased to 39% from the third quarter 2009 rate of 40% as a result of higher pretax income but with no corresponding increase in nondeductible expenses.
Year-to-Date Results
Core shipment volume for the nine month period ended September 25, 2010 was 1,694,000 barrels, a 13% increase from the same period in the prior year. The increase in shipments is due primarily to increases in Samuel Adams® Seasonals, Twisted Tea® and Samuel Adams Boston Lager®. In the first three quarters of 2010, total Company depletions increased 11% due primarily to increases in Samuel Adams® Seasonals, Twisted Tea® and the Samuel Adams® Brewmaster’s Collection.
The Company’s net income of $38.0 million, or $2.65 per diluted share, for the nine months ended September 25, 2010 represents an increase of $14.3 million, or $1.00 per diluted share, compared to the same period last year. The increase in net income is primarily due to increases in core shipment volume, partially offset by higher selling expenses. Year-to-date advertising, promotional and selling expenses increased by $9.0 million as compared to the prior year, primarily due to increased investments in local marketing and point of sale materials, as well as higher costs for additional sales personnel. General and administrative costs increased by $2.2 million during the nine months ended September 25, 2010 as compared to the same period in 2009, due to increases in legal and consulting expenses, stock compensation expense, and salaries and benefits, partially offset by the reversal of stock compensation expense for an option that did not vest. During the nine months ended September 25, 2010, the Company recorded a provision for income taxes of $24.3 million, as compared to $17.8 million in the prior year, due to the increase in net income. The Company expects its full year tax rate to be approximately 39%.

Other matters
Year-to-date depletions through October 2010 are estimated by the Company to be up approximately 11% from the same period in 2009, with one less selling day in the October 2010 period. Shipments and orders in-hand suggest that core shipments year-to-date through December 2010 will be up approximately 10% compared to the same period in 2009. The Company believes that inventory levels at wholesalers at the end of the third quarter are similar to previous years. Actual shipments may differ and no inferences should be drawn with respect to shipments in future periods.
Based on information of which the Company is currently aware, the Company continues to expect its 2010 earnings per diluted share range to be between $2.85 and $3.15. The Company now projects full-year depletions growth of between 9% and 11%, based on its analysis of year-to-date depletions versus 2009. The Company projects full-year revenue per barrel increases of approximately 1% through minor price optimizations. The Company anticipates cost stability for packaging and ingredients for the remainder of the year and currently believes that full-year 2010 gross margins will be approximately 54%. The Company is committed to trying to grow market share and to maintain volume and healthy pricing, and is prepared to invest to accomplish this, even if this causes short term earnings decreases.
The Company currently expects 2010 capital expenditures to be between $12.0 million and $18.0 million, primarily for continued investments in the Pennsylvania Brewery, as the Company pursues further efficiency initiatives and equipment upgrades, as well as additional keg purchases to support continued growth. The actual amount spent may well be different from these estimates, based on the timing of projects and investment decisions.
Looking forward to 2011, based on information of which the Company is currently aware, the Company is forecasting depletion growth in the mid to high-single digits and believes that the competitive pricing environment will continue to be challenging and revenue per barrel increases will be approximately 1%. If the Company successfully executes its Freshest Beer Program for 50% of its volume in 2011, the Company would expect that shipments growth would lag depletions growth by approximately 2%. The Company currently can predict neither the success of this program or the scope of its implementation in 2011, nor the extent of the costs associated with the program that might be incurred in implementation and execution. Once the program has been implemented, the Company would expect shipments and depletions to return to their historical relationship. If the Company is able to execute the Freshest Beer Program more quickly or with greater inventory decreases than currently envisioned, the result would be that in 2011 shipments growth will lag depletions growth by more than originally anticipated. The Company will continue to focus on efficiencies at the Company-owned breweries and is currently not aware of any significant increases in the costs of packaging and ingredients for 2011. Full-year 2011 gross margins are currently expected to be between 54% and 56%, which is prior to considering the impact of implementing the Freshest Beer Program. The Company intends to increase its investment in its brands in 2011 commensurate with the opportunities for growth that it sees, but there is no guarantee such increased investments will result in increased volumes.

The Company is currently evaluating 2011 capital expenditures and, based on current information, its initial estimates are between $15.0 million and $25.0 million, most of which relate to continued investments in the Company-owned breweries, as well additional keg purchases. These estimates do not include capital expenditures that the Company may invest in to support the Freshest Beer Program, and the actual amount spent may well be different from these estimates. Based on information currently available, the Company believes that its capacity requirements for 2011 can be covered by its Company-owned breweries and existing contracted capacity at third party brewers. The Company will provide further 2011 guidance when the Company presents its full-year 2010 results.
The Company expects that its cash balance as of September 25, 2010 of $53.2 million, along with future operating cash flow and the Company’s unused line of credit of $50.0 million, will be sufficient to fund future anticipated cash requirements. The Company continues to be in compliance with all of the covenants under its credit facility.
On July 28, 2010, the Board of Directors approved an increase of $25.0 million to the previously approved $165.0 million share buyback expenditure limit, for a new limit of $190.0 million. During the nine months ended September 25, 2010, the Company repurchased approximately 869,800 shares of its Class A Common Stock for a total cost of $51.9 million. On October 28, 2010, the Board of Directors approved an additional increase of $35.0 million to the previously approved $190.0 million share buyback expenditure limit, for a new limit of $225.0 million. From September 26, 2010 through November 2, 2010, the Company repurchased an additional 215,880 shares of its Class A Common Stock for a total cost of $14.9 million. Through November 2, 2010, the Company has repurchased a cumulative total of approximately 9.8 million shares of its Class A Common Stock for an aggregate purchase price of $187.9 million. The Company has approximately $37.1 million remaining on the $225.0 million share buyback expenditure limit set by the Board of Directors. As of November 2, 2010, the Company had 9.3 million shares of Class A Common Stock and 4.1 million shares of Class B Common Stock outstanding.
The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father’s attic. After bringing the recipe to life in his kitchen, Jim brought it to bars in Boston with the belief that drinkers would appreciate a complex, full-flavored beer, brewed fresh in America. That beer was Samuel Adams Boston Lager®, and it helped catalyze what became known as the American craft beer revolution.
Today, the Company brews more than 21 styles of beer. The Company uses the traditional four vessel brewing process and often takes extra steps like dry-hopping and a secondary fermentation known as krausening. It passionately pursues the development of new styles and the perfection of its classic beers by constantly searching for the world’s finest ingredients. While resurrecting traditional brewing methods, the Company has earned a reputation as a pioneer in another revolution, the “extreme beer” movement, where it seeks to challenge drinkers’ perceptions of what beer can be. The Boston Beer Company strives to elevate the image of American craft beer by entering festivals and competitions the world over, and in the past five years it has won more awards in international beer competitions than any other brewery in the world. The Company remains independent, and brewing quality beer remains its single focus. While the Company is the country’s largest-selling craft beer, it accounts for only about nine-tenths of one percent of the U.S. beer market. For more information, please visit www.samueladams.com.
Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 26, 2009 and December 27, 2008. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.
Thursday, November 4, 2010

THE BOSTON BEER COMPANY, INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 25,	September 26,	September 25,	September 26,
	2010	2009	2010	2009

Barrels sold	616	545	1,705	1,689

Revenue	$135,957	$118,851	$379,585	$335,967
Less excise taxes	11,490	10,129	31,525	28,102

Net revenue	124,467	108,722	348,060	307,865
Cost of goods sold	54,676	50,417	158,103	149,540

Gross profit	69,791	58,305	189,957	158,325
Operating expenses:
Advertising, promotional and selling expenses	34,612	32,737	98,840	89,792
General and administrative expenses	9,815	8,388	28,815	26,596
Impairment of long-lived assets	—	—	—	553

Total operating expenses	44,427	41,125	127,655	116,941

Operating income	25,364	17,180	62,302	41,384
Other (expense) income, net:
Interest income	33	46	41	85
Other expense, net	(105)	(4)	(102)	—

Total other (expense) income, net	(72)	42	(61)	85

Income before income taxes	25,292	17,222	62,241	41,469
Income tax provision	9,846	6,848	24,265	17,811

Net income	$15,446	$10,374	$37,976	$23,658

Net income per common share — basic	$1.14	$0.74	$2.75	$1.68

Net income per common share — diluted	$1.09	$0.72	$2.65	$1.65

Weighted-average number of common shares — basic	13,587	14,008	13,795	14,054

Weighted-average number of common shares - diluted	14,197	14,334	14,320	14,322

THE BOSTON BEER COMPANY, INC.
Consolidated Balance Sheets
(in thousands, except per share data)

	(unaudited)
	September 25,	December 26,
	2010	2009
Assets
Current Assets:
Cash	$53,190	$55,481
Accounts receivable, net of allowance for doubtful accounts of $208 and $199 as of September 25, 2010 and December 26, 2009, respectively	26,270	17,856
Inventories	26,133	25,558
Prepaid expenses and other assets	9,847	9,710
Deferred income taxes	4,328	4,425

Total current assets	119,768	113,030

Property, plant and equipment, net	144,206	147,021
Other assets	1,567	1,508
Goodwill	1,377	1,377

Total assets	$266,918	$262,936

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$22,829	$25,255
Accrued expenses and other current liabilities	58,416	48,531

Total current liabilities	81,245	73,786

Deferred income taxes	14,379	13,439
Other liabilities	3,586	2,556

Total liabilities	99,210	89,781

Commitments and Contingencies

Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 9,489,319 and 10,142,494 issued and outstanding as of September 25, 2010 and December 26, 2009, respectively	95	101
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 4,107,355 issued and outstanding	41	41
Additional paid-in capital	120,150	111,668
Accumulated other comprehensive loss, net of tax	(359)	(359)
Retained earnings	47,781	61,704

Total stockholders’ equity	167,708	173,155

Total liabilities and stockholders’ equity	$266,918	$262,936

THE BOSTON BEER COMPANY, INC.
Consolidated Statements of Cash Flows
(in thousands, except per share data)
(unaudited)

	Nine Months Ended
	September 25,	September 26,
	2010	2009

Cash flows provided by operating activities:
Net income	$37,976	$23,658
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,833	12,679
Impairment of long-lived assets	—	589
Loss (gain) on disposal of property, plant and equipment	35	(1)
Bad debt expense	9	49
Stock-based compensation expense	2,388	2,408
Excess tax benefit from stock-based compensation arrangements	(2,500)	(1,174)
Deferred income taxes	1,037	746
Changes in operating assets and liabilities:
Accounts receivable	(8,423)	(6,323)
Inventories	(575)	(1,424)
Prepaid expenses and other assets	(306)	9,641
Accounts payable	(2,426)	(1,494)
Accrued expenses and other current liabilities	12,446	9,593
Other liabilities	1,030	(399)

Net cash provided by operating activities	53,524	48,548

Cash flows used in investing activities:
Purchases of property, plant and equipment	(10,024)	(11,900)
Proceeds from disposal of property, plant and equipment	20	—

Net cash used in investing activities	(10,004)	(11,900)

Cash flows used in financing activities:
Repurchase of Class A Common Stock	(51,908)	(4,077)
Proceeds from exercise of stock options	3,038	1,642
Excess tax benefit from stock-based compensation arrangements	2,500	1,174
Net proceeds from sale of investment shares	559	341

Net cash used in financing activities	(45,811)	(920)

Change in cash	(2,291)	35,728

Cash at beginning of period	55,481	9,074

Cash at end of period	$53,190	$44,802

Supplemental disclosure of cash flow information:
Income taxes paid	$16,887	$7,336

Copies of The Boston Beer Company’s press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com